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                                                               EXHIBIT 99.(a)(4)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
            (including the associated Common Stock Purchase Rights)

                                      of

                     Union Texas Petroleum Holdings, Inc.

                                      at

                             $29.00 Net Per Share

                                      by

                            VWK Acquisition Corp.,

                         a wholly owned subsidiary of
                          Atlantic Richfield Company


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                TIME, ON FRIDAY, JUNE 5, 1998, UNLESS EXTENDED.


                                                                    May 8, 1998

To Brokers, Dealers, Banks,
 Trust Companies and Other Nominees:

  We have been appointed by VWK Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Atlantic Richfield Company, a Delaware corporation ("Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.05 per share (the "Shares"), of Union Texas Petroleum Holdings, Inc., a Delaware corporation (the "Company"), together with the associated common stock purchase rights (the "Rights") issued pursuant to the Company's Rights Agreement dated September 12, 1997 (as amended from time to time, the "Rights Agreement"), at $29.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated May 8, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

  Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Unless the context otherwise requires, all references to Shares include the associated Rights, and all references to Rights include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement. Enclosed herewith are copies of the following documents:

    1. Offer to Purchase dated May 8, 1998;

    2. Letter of Transmittal to be used by stockholders of the Company accepting the Offer;

    3. Letter to Stockholders of the Company from the Chairman and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;
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    4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

    5. Notice of Guaranteed Delivery;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope address to First Chicago Trust Company of New York, the Depositary.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES) ON THE DATE OF PURCHASE, (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND
(3) ANY WAITING OR OTHER PERIOD UNDER THE EC REGULATIONS (AS DEFINED IN THE OFFER TO PURCHASE) APPLICABLE TO THE OFFER OR THE MERGER (AS DEFINED BELOW), OR THE EXERCISE BY PARENT OR THE PURCHASER OF FULL OWNERSHIP AND VOTING RIGHTS WITH RESPECT TO THE SHARES TO BE ACQUIRED PURSUANT TO THE OFFER AND THE MERGER, SHALL HAVE EXPIRED OR BEEN TERMINATED, AND THE EUROPEAN COMMISSION (AS DEFINED IN THE OFFER TO PURCHASE) SHALL HAVE TAKEN ALL SUCH ACTION AS SHALL BE REQUIRED SO THAT PARENT AND THE PURCHASER MAY CONSUMMATE THE OFFER AND THE MERGER AND EXERCISE FULL OWNERSHIP AND VOTING RIGHTS WITH RESPECT TO THE SHARES TO BE ACQUIRED PURSUANT TO THE OFFER AND THE MERGER.

  WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 5, 1998, UNLESS EXTENDED.

  The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined below), the Stockholder Agreement (as defined in the Offer to Purchase), the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement and determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement are fair to, and in the best interests of, the Company and its stockholders and unanimously recommends that stockholders of the Company accept and tender their Shares pursuant to the Offer.

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of May 4, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company or any subsidiary of the Company or by Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $29.00 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by First Chicago Trust Company of New York (the "Depositary") of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times
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depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager (as defined in the Offer to Purchase) and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

  Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                              Incorporated

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENT CONTAINED THEREIN.